EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Medical Action Industries Inc.

We have issued our report dated June 14, 2012, with respect to the consolidated financial statements and schedule, before the effects of the adjustments to retrospectively apply the change in accounting described in Note 3, of Medical Action Industries Inc. and subsidiaries for the year ended March 31, 2012.  Our report is included in the Annual Report of Medical Action Industries Inc. and subsidiaries on Form 10-K/A Amendment No. 2, as amended for the year ended March 31, 2014.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Medical Action Industries Inc. and subsidiaries on Form S-8 (File Nos. 333-138400, 333-138401 and 333-138402, effective November 3, 2006).

/s/ Grant Thornton LLP

New York, New York

September 29, 2014